
Neenah Enterprises, Inc. (formerly ACP Holding Company) DE
NFC Castings, Inc. DE
Neenah Foundry Company W
Neenah Transport, Inc. WI
Deeter Foundry, Inc. NF
Cast Alloys, Inc. (Shell) CA
Gregg Industries, Inc. CA
Mercer Forge Corporation DE
Dalton Corporation IN
A&M Specialities, Inc. PA
Dalton Corporation, Kendallville Manufacturing Facility IN
Dalton Corporation, Stryker Machining Facility Co. OH
Dalton Corporation, Warsaw Manufacturing Facility IN
Dalton Corporation, Ashland Manufacturing Facility OH
Advanced Cast Products, Inc. DE
Belcher Corporation (Shell) DE
Peerless Corporation (Shell) OH